CONSOLIDATED BALANCE SHEET

Citigroup Inc. and Subsidiaries

In millions of dollars	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Cash and due from banks (including segregated cash and other deposits)	$32,810	$36,453
Deposits with banks	172,659	102,134
Federal funds sold and securities borrowed or purchased under agreements to resell (including $175,015 and $160,589 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	273,679	261,311
Brokerage receivables	24,976	22,490
Trading account assets (including $107,023 and $105,458 pledged to creditors at September 30, 2013 and December 31, 2012, respectively)	291,722	320,929
Investments (including $27,824 and $21,423 pledged to creditors at September 30, 2013 and December 31, 2012, respectively, and $285,312 and $294,463 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	303,525	312,326
Loans, net of unearned income
Consumer (including $996 and $1,231 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	387,822	408,671
Corporate (including $4,202 and $4,056 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	269,729	246,793

Loans, net of unearned income	$657,551	$655,464
Allowance for loan losses	(20,605)	(25,455)

Total loans, net	$636,946	$630,009
Goodwill	25,098	25,673
Intangible assets (other than MSRs)	4,888	5,697
Mortgage servicing rights (MSRs)	2,580	1,942
Other assets (including $8,684 and $13,299 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	127,308	145,660
Assets of discontinued operations held for sale	3,320	36

Total assets	$1,899,511	$1,864,660

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above. The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs on the following page, and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation.

In millions of dollars	September 30, 2013	December 31, 2012
	(Unaudited)
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs
Cash and due from banks	$490	$498
Trading account assets	911	481
Investments	10,781	10,751
Loans, net of unearned income
Consumer (including $951 and $1,191 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	61,932	93,936
Corporate (including $15 and $157 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	28,124	23,648

Loans, net of unearned income	$90,056	$117,620
Allowance for loan losses	(3,588)	(5,854)

Total loans, net	$86,468	$111,766
Other assets	1,484	674

Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$100,134	$124,170

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET

(Continued)

Citigroup Inc. and Subsidiaries

In millions of dollars, except shares and per share amounts	September 30, 2013	December 31, 2012
	(Unaudited)
Liabilities
Non-interest-bearing deposits in U.S. offices	$130,273	$129,657
Interest-bearing deposits in U.S. offices (including $949 and $889 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	266,322	247,716
Non-interest-bearing deposits in offices outside the U.S.	66,028	65,024
Interest-bearing deposits in offices outside the U.S. (including $698 and $558 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	492,837	488,163

Total deposits	$955,460	$930,560
Federal funds purchased and securities loaned or sold under agreements to repurchase (including $119,427 and $116,689 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	216,387	211,236
Brokerage payables	56,992	57,013
Trading account liabilities	122,048	115,549
Short-term borrowings (including $4,495 and $818 as September 30, 2013 and December 31, 2012, respectively, at fair value)	58,904	52,027
Long-term debt (including $26,624 and $29,764 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	221,593	239,463
Other liabilities (including $2,425 and $2,910 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	63,349	67,815
Liabilities of discontinued operations held for sale	2,039	—

Total liabilities	$1,696,772	$1,673,663

Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 209,720 as of September 30, 2013 and 102,038 as of December 31, 2012, at aggregate liquidation value	$5,243	$2,562
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: 3,062,096,040 as of September 30, 2013 and 3,043,153,204 as of December 31, 2012	31	30
Additional paid-in capital	107,030	106,391
Retained earnings	108,812	97,809
Treasury stock, at cost: September 30, 2013—29,095,963 shares and December 31, 2012—14,269,301 shares	(1,472)	(847)
Accumulated other comprehensive income (loss)	(18,798)	(16,896)

Total Citigroup stockholders’ equity	$200,846	$189,049
Noncontrolling interests	1,893	1,948

Total equity	$202,739	$190,997

Total liabilities and equity	$1,899,511	$1,864,660

The following table presents certain liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Citigroup.

In millions of dollars	September 30, 2013	December 31, 2012
	(Unaudited)
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup
Short-term borrowings (including $97 as of September 30, 2013 at fair value)	$21,987	$15,637
Long-term debt (including $961 and $1,330 as of September 30, 2013 and December 31, 2012, respectively, at fair value)	31,414	26,346
Other liabilities	1,190	1,224

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup	$54,591	$43,207

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.